Exhibit 99.2

Citi Trends, Inc

Second Quarter Conference Call

August 16, 2006, 5:00 p.m. Eastern Time

Operator

Good day and welcome to the Citi Trends conference call. Today’s call is being recorded. At this time for opening remarks and introductions I would like to turn the call over to Chief Financial Officer Tom Stoltz. Please go ahead, Sir.

Tom Stoltz  – Citi Trends - CFO

Good afternoon. Thank you for joining us today. Also on the call today with me are Ed Anderson, Chairman and Chief Executive Officer and George Bellino, President and Chief Merchandising Officer.

By now everyone should have seen our second quarter earnings release that was sent out shortly after 4 PM Eastern time today. If you have not received the release it is available on our Company web site under the Investor Relations section and the subfolder, investors@www.cititrends.com.

You should be aware that the prepared remarks made during this call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; and management may make additional forward-looking statements in response to your questions.

These statements do not guarantee future performance and therefore undue reliance should not be placed upon them. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. We refer all of you to the Company’s most recent report on Form 10-K as filed with the Securities and Exchange Commission for more detailed discussions of the factors that could cause actual results to differ materially from those described in any forward-looking statements.

Ed Anderson and I will make brief presentations after which Ed, George, and I will address any questions you may have.

With that said, I would like to now turn the call over to Ed.

Ed Anderson  – Citi Trends - Chairman and CEO

Thank you, Tom.

I will present an overview of the results of the quarter and make a few comments about the Company’s growth and future plans. Tom will review the financial results in more detail and conclude with an update to our earnings guidance for fiscal 2006. Then we will be happy to answer your questions.

In the second quarter net sales increased 28% over last year to $76.3 million vs. $59.5 million a year ago. Comparable store sales increased 7.3% in the quarter with each month of the quarter posting year-over-year increases. Net earnings for the quarter were $1.3 million or $0.09 per share. Setting aside the termination fee paid to Hampshire in the second quarter of 2005 our net earnings increased 5.4% for the quarter.

Sales and gross margin were better than expected for the quarter; however store payroll costs were higher than expected.

Additionally, we incurred approximately $750,000 or $0.03 per diluted share of higher-than-expected corporate overhead expenses in the quarter. These expenses included additional costs related to Sarbanes-Oxley compliance, insurance, and legal and auditing. These higher-than-expected expenses are not expected to continue into the third and the fourth quarters.

Now more detail on our sales performance. Sales were solid across most merchandise categories. Comparable sales increases for the quarter by category were accessories, up 15%; home decor, up 12%; men’s, up 12%; children’s, up 7%; and women’s, up 1%. Again sales of nationally recognized urban brands increased at a higher rate than our other non-branded merchandise in the quarter.

Sales of nationally recognized urban brands such as Phat Farm, Baby Phat, SouthPole, Dickies, Rocawear, FUBU and Apple Bottoms accounted for just over 40% of our total sales for the quarter.

A new trend developed in the second quarter as comparable sales increases were driven primarily by an increase in the average price of an item sold rather than by increased customer traffic although customer traffic was still positive. This trend resulted from the heavier sales mix toward branded goods.

Total inventories at the end of the second quarter were up 34% over last year’s second quarter. Comparable store inventories were up over 20% over the same time last year but reflect our desire to be fully in stock at the beginning of the back-to-school and fall selling seasons. We continue to be comfortable with the balance and content of the inventories.

We opened three new stores in the second quarter bringing our new store count to 18 and total stores to 253 by the end of the quarter. Additionally, we have opened three stores at the beginning of the third quarter and still expect to open 40 to 43 stores for the full year and increase selling square footage over 20% for the full year.

During the second quarter, we opened very successfully our first store in the St. Louis market. Consistent with the past, most of our growth has been in existing markets. Anticipated new markets for the second half include Cleveland, Ohio, and further expansion in Texas and Florida. The sales of the 2006 openings have been exceptionally good, even better than our 2005 group. The results of our 2006 stores are good enough that our sales in 2006 stores for the entire year will exceed our initial expectations for the year, even with fewer new store weeks than initially expected.

Now I’ll turn the call back to Tom.

Tom Stoltz  – Citi Trends - CFO

Thank you, Ed.

This afternoon, I would like to walk you through the results in more detail and then spend some time on updating our fiscal 2006 guidance.

As Ed mentioned our net sales for the second quarter were $76.3 million versus $59.5 million last year. This represents a 28.4% increase in year-over-year sales.

Comparable store sales rose 7.3% for the quarter versus 11.5% in the second quarter of fiscal 2005. The monthly comparable numbers during the second quarter were as follows. May - up 10.8% versus up 11.1% last year, June - up 4.3% versus up 14.5% last year, and July - up 7.7% versus up 8.5% last year.

Moving onto gross margins for the quarter, we reported at 37% compared to 36.6% in the same quarter last year for an increase of 40 basis points. The markdown rate was slightly higher than last year. Improvements in initial markups and freight costs were the primary reasons for a higher gross margin in the quarter.

As a reminder our gross profits do not include distribution and/or occupancy costs as some retailers report.

SG&A expenses were 35% of sales for the quarter compared to 35.8% last year. Apart from the termination fee related to the Hampshire Equity Partner management fee agreement in the second quarter last year, SG&A expenses were 33.8% of sales.

The Company incurred some additional store payroll costs above expected levels, due primarily to the cost of handling higher-than-planned merchandise receipts. But these costs were offset by higher sales and gross profits than planned for the quarter.

During the quarter we also incurred higher-than-expected costs related to Sarbanes-Oxley compliance as more design and test work was completed during the quarter than planned increased medical costs related to the Company’s medical benefit plan and other legal and auditing that were higher than expected.

As Ed discussed we do not expect these cost overruns to continue into the second half of the year, as our previous estimates for these costs we believe are adequate. These costs totaled approximately $750,000 or $0.03 per diluted share.

For the quarter, interest income and expense improved by over 40 basis points as a percentage of sales year-over-year as the Company earned investment income on approximately $36 million in net IPO proceeds, along with cash generated from operations. Our tax rate for the quarter was 34.5% and we expect a rate of approximately 34.5% for the remainder of fiscal 2006.

Each of the items previously discussed led to an earnings increase of 235% for the quarter to $1.3 million compared to $381,000 last year.

Earnings per diluted share were $0.09 versus $0.03 last year with 14.1 million weighted average shares outstanding. Apart from the termination fee incurred last year earnings increased 5.4% for the quarter to $1.3 million compared to $1.2 million last year. Our earnings per diluted share on this basis were $0.09 versus $0.09 last year.

Our balance sheet is in very good shape. We had no short-term debt outstanding for the entire quarter and ended the quarter with over $53 million in cash. For fiscal 2006 we expect to once again fund our store openings with cash flow and have budgeted approximately $15 million in CapEx for these openings.

Now moving on to guidance for the full fiscal year of 2006, we plan to open 40 to 43 new stores in the year with no planned closings. We have opened 21 stores to date toward that plan. This store opening plan results in an increase of approximately 20% in selling square footage for the year.

Based on the results in the first half of 2006 we are revising our fiscal 2006 guidance. Our revised estimate for 2006 is earnings per diluted share of $1.37 to $1.41. This is based upon full year comparable store sales increases of between 3 to 5% and 14.1 million diluted share. Once again our expected tax rate for fiscal 2006 is 34.5%.

We revised our guidance after reviewing the first half trends in sales, gross margins, and expenses and projecting these trends into periods where negative comparable sales were likely. Except for the $0.02 EPS shortfall in the second quarter to our expectations, the reduction in earnings guidance falls in the third quarter where the positive hurricane impact from last year was most dramatic. Remember that we are up against the following monthly comparable sales increases from last year’s third quarter:  August at 20.3%, September at 19.5% at October at 37%. We now believe that our previous estimate of store payroll in the third quarter was too aggressive. Accordingly we have revised our estimate of store payroll expense to be more in line with a 2004 third quarter level as a percent to sales.

In addition, we still expect gross margins for the full year to decline approximately 30 basis points as markdown rates increase above fiscal 2005 levels but still remain lower than historical norms. This decline is expected to occur during the third quarter of the year.

Our comparable sales guidance does imply some periods of negative comparable sales throughout the second half of the year. The third quarter is the most difficult comparison and the profitability level achieved last year in the quarter was positively impacted by post hurricane sales in the Gulf Coast area stores.

For this reason, we expect net income to decrease in dollars this year in the third quarter compared to last year. We expect to see gross margin erosion and deleveraging in SG&A expenses in the third quarter. The hurricane impact is not as significant to the upcoming fourth quarter and, therefore, we expect flat gross margins and a very slight improvement in operating margins in the fourth quarter.

For the full year we still expect operating margins close to 8% and earnings growing at the same rate as sales. With that I’ll now turn the call back over to Ed for a final comment before taking your questions.

Ed Anderson  – Citi Trends - Chairman and CEO

While our net earnings for the quarter were somewhat below our expectations, our business remains very healthy. As mentioned, several corporate expense overruns pushed our second quarter results below Street and our expectations.

Our sales momentum is strong as we head into August and the back-to-school season. The third quarter is a very difficult quarter to project and, now, with the second quarter results and trends at hand, we think it’s prudent to be conservative with our store expense expectations in a quarter that is likely to see some periods of negative comparable sales and, therefore, some tough expense comparisons as well. We still believe that we will achieve mid-20% increases in sales and earnings for the full 2006 year when all is said and done.

Operator, we will now take any calls you may have.

+++ q-and-a.

Operator

(OPERATOR INSTRUCTIONS) Dorothy Lakner with CIBC World Markets.

Dorothy Lakner  – CIBC World Markets - Analyst

Good afternoon, everyone. I wondered if you could just talk a little bit about new store performance since that seems to be going along very very well relative to – relative to even a year ago. And then I guess also talk a little bit about where some of these extra costs that you incurred in the third quarter came about. And just looking forward where – if you could give us a little bit more color perhaps on the momentum that you’re seeing in the back-to-school season, I think that would be very helpful. Thanks.

Ed Anderson  – Citi Trends - Chairman and CEO

Thank you Dorothy.  We will try to answer each of your three questions.

The first question had to do with the new store performance for the Company’s 2006 stores. The key part of Company’s greatest store and profit increases year-over-year has in the past, and it’s coming this year, and will come in the future from the Company’s extraordinary new store performance. The 2006 group of stores are the best group of stores we’ve opened to date; and we had extraordinary results in the 2005 group and the 2006 group are actually beating that group by some amount.

We believe that we are getting similar type of locations we had in the past, even though the Company does continue to extend out into new areas. For example new areas for the Company in this year include as far north as Dayton, Ohio and Indianapolis, Indiana and St. Louis, Missouri. And further expansion in Texas and in Florida. We have been successful at all those areas.

We also believe as I’ve said before, the key part of our new store success other than perhaps getting a little bit better in a lot of little things has been our merchandising performance. Our merchandising performance has been very strong over the last - at least year and a half or so. And I think this has helped us perform very well in the new stores. So we are pleased with the new store performance to date.

Dorothy Lakner  – CIBC World Markets - Analyst

On that same topic, Ed, looking at the different departments and their performance in the quarter the women’s was a little bit off. Is there something that you are missing there that you might be able to rectify in the back of the year?

Ed Anderson  – Citi Trends - Chairman and CEO

Dorothy, George Bellino - our chief merchant - is going to talk to you a little bit about our women’s business. It was up just 1% in the quarter and George is going to talk to you about that.

Dorothy Lakner  – CIBC World Markets - Analyst

Okay. Great.

George Bellino  – Citi Trends - President and Chief Merchandising Officer

Women’s encompasses quite a few areas. One of the areas that is dragging down is the dress area. Dresses have started to make a comeback. It has not performed well for us. The second is probably our unbranded merchandise with lack of fashion direction has hurt us a little bit compared to the branded business.

Last year we had the gauchos driving the business and skirts driving the business. Tank tops were very hot last year with novelty type tanks. This year, not a lot of direction. Little bit of wovens coming on but it’s not what it was last year. So we are looking for direction in the unbranded part of our ladies’ business.

Dorothy Lakner  – CIBC World Markets - Analyst

Could we see that come down as a percent to the business in the second half? And branded be stronger?

George Bellino  – Citi Trends - President and Chief Merchandising Officer

Branded has been increasing over the last couple of years as a percent for the total women’s business; and probably will continue to do that.

Ed Anderson  – Citi Trends - Chairman and CEO

Our branded business as I said was 40% of our total business in this year’s second quarter. I think last year’s second quarter was about 34%.

So our branded business has continued to be very strong and there’s a pretty wide delta between the performance of the branded business in this second quarter particularly in the junior departments versus our unbranded business. Again, underlining what George said about the lack of fashion direction we think is probably one of the problems in unbranded.

Back to your questions again, Dorothy. You wanted a little more color on these extra costs and what they were and why and –.

Dorothy Lakner  – CIBC World Markets - Analyst

Why you don’t think they will.

Ed Anderson  – Citi Trends - Chairman and CEO

Why don’t you pick them off, Tom?

Tom Stoltz  – Citi Trends - CFO

Okay. The $750,000 in corporate costs that we alluded to in the presentation part relates to three main areas and they were in the order of magnitude. Sarbanes-Oxley compliance costs were higher than we expected when we gave guidance back in May. Some of that was due to accelerating the timing of testing and the design phase. But when the year’s all said and done, we will spend more money than we originally planned but we have incurred all those overruns in the second quarter. And our original estimates for compliance costs in the third and fourth quarters, we still believe, are adequate.

And so we are not making a revision on the corporate costs side to the third and fourth quarters for that reason.

The other cost we mentioned was insurance - medical claims, particularly. We saw a couple of months in the quarter where the medical claims spiked.  We are self-insured, so we have to expense the claims as they are incurred. But as we look at the last 12 month trend it would suggest that it was just at a spike and we expect those medical cost claims to come back in line for the balance of the year.

I guess the last point was some other legal and auditing costs that we incurred. Ed, if you want to answer that.

Ed Anderson  – Citi Trends - Chairman and CEO

Again there’s $750,000 of extra cost as Tom said. The Sarbanes-Oxley costs - a huge amount of cost was incurred in the second quarter, some truing up of accruals for estimated total annual audit fees.  And that is why that cost was pretty consequential in the second quarter.

We do think the medical expense part of it is non-recurring because we have a lot of history and this was outside our expectations.

The last cost is legal and audit, we do think this is non-recurring in nature, because as you may remember Hampshire Equity Partners made an announcement back at the beginning of May saying that they were leaving the Company’s board and they were planning to liquidate their investment into Company stock over time.

The Company did incur some legal expenses and auditing expenses pursuant to that decision that they made. And we think those are nonrecurring costs.

Now back to momentum. You’re asking about how we feel about our momentum as we go into back-to-school?

Dorothy Lakner  – CIBC World Markets - Analyst

In other words you have obviously pulled back the guidance somewhat and talked about the difficult comparisons you’ve got in this month and in the next two months due to the hurricane impact last year. I’m sort of trying to reconcile that with your language as far as sales momentum is strong in August and in the back-to-school season. I guess that’s really my question.

Ed Anderson  – Citi Trends - Chairman and CEO

As you probably know, we struggled with these issues; we struggled with the issue of guidance and had to look at what we thought the real trends were telling us and temper that with our views in the near-term about the second half and looking at what we think is realistic.

We, strangely as it may sound, in spite of taking the guidance down because of being perhaps a little more realistic on the expense side in the third quarter, we’re pretty optimistic about how we are situated for the third quarter. We know in spite of the fact that we have these very, very large comps we are ending the second quarter on a very high note.

We think we had inventories that were prepared for back-to-school selling season and that has paid dividends. We are 17 days into the month of August and we’re doing very nicely so far. We are having positive comps to this point in the month. We feel like we have some nice, positive sales momentum. That’s what I was referring to.

Dorothy Lakner  – CIBC World Markets - Analyst

Yes because, obviously, for the full year you’re really haven’t changed your comp guidance. So that was really my question and you’re comfortable with inventory levels which are up a little bit more still than the rate of gain sales.

Ed Anderson  – Citi Trends - Chairman and CEO

That’s correct, absolutely.

Dorothy Lakner  – CIBC World Markets - Analyst

I’ll stop there and let someone else ask a question.

Operator

Lynne Walther with Wachovia.

Unidentified Speaker

Looks like your inventory was up about 11% per square foot. This was an improvement from Q1 as well as Q4 of last year but I was wondering if you to give us a sense for the concentration of that inventory. Perhaps the amount of carryover inventory compared to last year. And what is your plan for the end of Q3?

Ed Anderson  – Citi Trends - Chairman and CEO

One of the reasons that we say that we are comfortable with the balance of the inventory and the content – what we mean when we say we are comfortable with balances, when we say balance what we mean by that is across merchandise categories. And by content what we’re saying is it’s current merchandise.

And we’re suggesting to you that we don’t have consequential markdown exposure in that inventory. That is what we are really saying with balance in content.

The inventories as you might imagine were up in back to school related categories. But some of these – and by the way we did have a 20% – somewhat more than a 20% comp inventory at the end of the second quarter as we entered back to school. That is a little bit higher than we would like for it to be; and we didn’t want to be at 20%. We would like for it to have been probably five, even ten percentage points less than that. So it’s a little higher than we want.

However those areas where we are higher and we think are some of the more basic categories and don’t have a lot of markdown exposure. So the inventories are not as low as would like for them to be. But, again, we think they are healthy inventories at this point.

Lynne Walther

Would you be willing to break out your comp inventory?

Ed Anderson  – Citi Trends - Chairman and CEO

Per category?

Lynne Walther

Accessories or women’s?

Ed Anderson  – Citi Trends - Chairman and CEO

No. We won’t do that. Sorry.

Lynne Walther

No problem. How about home decor?

Ed Anderson  – Citi Trends - Chairman and CEO

As I said before, one of the areas I mentioned to you that was a little bit out of balance with some of the basics category. Socks and underwear and those kinds of things where we have little exposure and the other, the fashion categories are more in line.

Lynne Walther

As far as your guidance is the reduction in the guidance fully a result of the increase in payroll expectations in Q3?  It’s not a function of sales?

Ed Anderson  – Citi Trends - Chairman and CEO

Yes. The short answer is yes.

Lynne Walther

I know the comp was unchanged.

Ed Anderson  – Citi Trends - Chairman and CEO

Yes. It was as simple as us looking at expense trends in the second quarter and going back and looking and taking another hard look at the very difficult to project third quarter. And we looked at that again and again. We looked at expenses and said, you know, those payroll expenses probably would make more sense if they were more in line as a percent to sales to the third quarter of ‘04 than to the very strong sales quarter of three quarter ‘05.

That’s why we did what we did.

Lynne Walther

Understandable. Great. Thanks. Good luck.

Operator

[Tim Guyer] with Piper Jaffray.

Tim Guyer  – Piper Jaffray - Analyst

Good afternoon. Just a couple questions for you. First of all, regarding the recent deceleration in traffic. I was just wondering to what degree you believe that could be attributed to the economic environment out there? And what other factors you believe are coming into play with kind of just a little bit of a deceleration there?

Ed Anderson  – Citi Trends - Chairman and CEO

Again, Tim, thanks for the question but we did tell you that traffic continued to be positive. But the 7% comp was made up more of the higher price per item this time than it has been in the past.

We are not sure. Clearly it could be what you suggest. That we are seeing some pullback from customers.

It could be from merchandise we had to sell and maybe from lack of fashion direction that we alluded to. It could be a lot of things. It’s also one quarter and as I said – as I suggested before, we are off to a pretty good start here at the beginning of August which has to some extent reversed that trend we saw in the second quarter. But it is just 17 days.

Tim Geier  – Piper Jaffray - Analyst

And then in regards to your comment on a lack of fashion direction in the unbranded business recently. I was just wondering from what you’ve seen previously within these fashion cycles, how long do these lulls maybe last? And to what degree does that usually affect your top line?

George Bellino

That varies season to season. It could - when something new comes up we will be on it. What happens, generally, it becomes a much more promotional business when it is not as much fashion because it’s more price oriented than fashion oriented.

So in the past we’ve merchandised our way through times like that with more value buying more closeouts, greater percentage of our business.

Tim Geier  – Piper Jaffray - Analyst

Lastly I was wondering if you have seen any shift in customer demand for particular categories that might have some impact on your average transaction value?

Ed Anderson  – Citi Trends - Chairman and CEO

Actually, we sort of alluded to that earlier when we spoke about brands. The fact that our branded business continues to go up. The branded business has a higher ticket than non-branded merchandise and we think it’s like a fashion direction. What it means is that people that are branded customers are using brand for fashion direction and since there’s no fashion direction to drive the non-branded you see this flip over to branded.

So it’s selling more branded is driving as a percentage of the total would have the effect of driving the ticket up.

Tim Geier  – Piper Jaffray - Analyst

Thank you very much.

Operator

Patrick McKeever with Avondale Partners.

Patrick McKeever  – Avondale Partners - Analyst

I have a question on store payroll expense, Ed, on that one. I mean maybe you could elaborate a little bit more on the issues there on why payroll expense has been creeping up here. And why it’s above expectations. And then my second question is I guess if you strip out the $750,000 from SG&A, it looks like you still would have delevered expenses by about 20 basis points.

I’m just wondering - although operating margin would have been up on the year-over-year basis with a nice improvement in gross margin - but I’m just wondering if – what kind of a comp you need then if we look forward to lever your expenses?

In other words are we going to say – and how significant should we expect SG&A deleverage to be in the back half of the year if you comp say flat to negatively?

Ed Anderson  – Citi Trends - Chairman and CEO

Thanks for the question. I’m going to try to answer all of that. I’m going to come back, I’m going to talk about your payroll and try to give you a little more flavor for what happened in the second quarter and why we believe what is going to happen and may happen in the third quarter. And then try to talk you a little bit about the level of comps necessary to leverage expenses.

First of all this overrun in store payroll occurred in the second quarter not in the first quarter. So again this is not necessarily a creeping trend. This is something that occurred in this second quarter. As we said there were probably many reasons this occurred. We try to put the primary one on there being, handling extra receipts of merchandising, particularly as we move toward the second half of the quarter.

There could be other reasons as well but that was the primary one. As we – through the first half of the year we have actually leveraged store payroll. So this hasn’t been something that is been going on for a while. This is something that occurred in the second quarter and we don’t think this is necessarily something that we will continue into the future.

We did say, though, that when we looked – our previous guidance for the year included leverage in store payroll in the second – in the third quarter. That was actually on top of last year’s pretty significant leverage and we thought that was just being a little bit aggressive. So that’s why we backed off.

We don’t see any trends in our management of our payroll. Or the amount of the rate of pay for people or anything like that that is necessarily going to be a problem for us in the future.

About this issue of leveraging expenses, what we have told folks in the past is that all we need is 3% comp to leverage expenses. But what we’re talking about there to remind you, is when we talk about leveraging expenses and when we talk about gaining expense leverage, that expense leverage that we’re talking about is leveraging corporate overhead. Over time.

Obviously that did not occur in the second quarter this year and it didn’t occur in the second quarter this year because of those expenses Tom talked about. It has been the true – ever since the Company has been public and we would expect that to be true over time.

Our store model, while we have leveraged it with very high comps, we think our store model is a very profitable model as is and don’t really contemplate out into the future significant leveraging of payroll or any other store expenses. It is coming from overhead. So I hope that answers your question.

Patrick McKeever  – Avondale Partners - Analyst

Sure. No, it does. Very helpful. How about transportation and distribution costs which are in your SG&A? Were those not higher as a percent of sales with gas prices being so much higher than they were a year ago?

Ed Anderson  – Citi Trends - Chairman and CEO

Actually no.

Patrick McKeever  – Avondale Partners - Analyst

Isn’t the new DC, I guess, helping you there?

Ed Anderson  – Citi Trends - Chairman and CEO

The new distribution center, actually, is running pretty comparable with the last year’s expenses as a percentage of sales, I believe. Right in line. This is distribution costs. As far as freight costs go, Our outbound freight was actually slightly less than last year in the second quarter.

I think we said in the comments that the drivers for improved margins in the second quarter. We said in the second quarter markdowns were very slightly above last year. Almost close enough to call it flat. Our markup was up a little bit and we actually had less freight cost. This probably has as much to do with the way we manage our outbound carriers this year versus last year as it does with the freight cost.

We had cranked up some – a couple of new carriers last year and had a little growing pains at the beginning and we have now clearly around the corner on those and probably going against some very slightly easier comps in freight costs through the first half.

So you didn’t see a direct hit to the P&L from fuel cost.

Patrick McKeever  – Avondale Partners - Analyst

Just one quick one. You mentioned, at the end of the first quarter, that FAS 123 was going to add a penny to EPS which was a reversal from what you had previously said which was that it was going to hurt you by $0.06 or $0.05 a share.

If that’s still the case are you still expecting FAS 123 to add a penny to EPS for the full year?

Tom Stoltz  – Citi Trends - CFO

Yes, we have not changed any of our assumptions. The calculations are the same as they were in May. Yes.

Patrick McKeever  – Avondale Partners - Analyst

Would there be any reason the calculation would change in the back half of the year so that that could become, say, a swing factor of any sort?

Tom Stoltz  – Citi Trends - CFO

No not from the expense standpoint. Because the expense is what it is, based on stock options granted and working their valuations through the Black-Scholes model. On the share count side it just depends on how many shares stock options were traded or exercised. But it’s unlikely that there would be enough of that to change the share count enough to change any impact.

Patrick McKeever  – Avondale Partners - Analyst

I’m sorry to keep you going here but one just other quick one. I think did you say that that one piece of the $750,000 in incremental expense the third piece, the legal audit fees or whatever. That was related to Hampshire. Is that the case?

Ed Anderson  – Citi Trends - Chairman and CEO

That’s correct.

Patrick McKeever  – Avondale Partners - Analyst

So that wasn’t – I mean how does that work? Why would that – why would you allocate that expense to the P&L? Maybe it’s more obvious than I’m thinking but –?

Ed Anderson  – Citi Trends - Chairman and CEO

We were very cryptic in the way we described that and we don’t really want to get into the details of that other than to tell you I will just say the words again - that the Company incurred legal and auditing expenses of a non-recurring nature in the second quarter that related to the press release that Hampshire made on May 1, saying they were leaving the Company’s Board and were going to pursuit various liquidation of their equity options.

I don’t want to get into why that was, other than to tell you that legal and some amount of auditing expenses were incurred.

By the way if you look at that $750,000 we gave them to you in the order of magnitude. The biggest one was the Sarbanes. The next piece was insurance piece and this legal auditing was the third piece.

Patrick McKeever  – Avondale Partners - Analyst

Thank you very much.

Operator

Elizabeth Montgomery with Cowen.

Elizabeth Montgomery  – Cowen & Co. - Analyst

I hate to beat a dead horse and I think I now understand that there were – there was this cost overrun related to the legal and auditing fees; and on top of that there was a store payroll overrun issue in Q2.

I guess I wondered if you can break out for us somehow maybe how these things break out in terms of what percentage they make of SG&A? So we can get a better sense for it.

Ed Anderson  – Citi Trends - Chairman and CEO

How much the overages were?

Elizabeth Montgomery  – Cowen & Co. - Analyst

No, how much the various components of SG&A are? For example, like the store payroll versus the legal and auditing fees versus occupancy expense so that we can in the back half of the year get a better sense of some of these store payroll overages continue?

Tom Stoltz  – Citi Trends - CFO

I think the best we can do with that is the total $750,000, that related to the corporate cost overrun which we do not expect to continue. And in fact the third and fourth quarters - I guess that’s the best message we want you to get on that part - are about 1% of sales for the quarter. $750,000 over 75 million.

The store payroll in dollars was around $300,000.

Ed Anderson  – Citi Trends - Chairman and CEO

The overage.

Tom Stoltz  – Citi Trends - CFO

For the second quarter. The overage to our expectation.

Elizabeth Montgomery  – Cowen & Co. - Analyst

What is store payroll as a percentage of your total revenue for the year?

Tom Stoltz  – Citi Trends - CFO

We don’t disclose our store payroll percent. We consider that a proprietary type number.

Elizabeth Montgomery  – Cowen & Co. - Analyst

Do you see this unfold during the quarter or was it something that surprised you at the end?

Tom Stoltz  – Citi Trends - CFO

No. We did see it unfold during the quarter.

Elizabeth Montgomery  – Cowen & Co. - Analyst

You did see it unfold?

Tom Stoltz  – Citi Trends - CFO

Yes.

Elizabeth Montgomery  – Cowen & Co. - Analyst

Ed maybe I misheard you but I thought you said that you weren’t changing the comp or, really, revenue outlook despite the fact that some of the new stores would have fewer weeks than you initially thought. Are some of the stores opening later than you expected?

Ed Anderson  – Citi Trends - Chairman and CEO

What I said was that the 2006 new stores have been extraordinarily good, even better than the very good 2005 group; and I also said that the 2006 store sales for the entire year will actually exceed our expectations even though we are going to have slightly fewer store weeks than expected.

Now let me try to clarify that further. We have – we’ve opened 21 stores through this point in time which is the same number we had last year. Through the first half of the year our new store weeks were essentially on target, even though our sales new stores were ahead of target.

We are opening fewer stores in the third quarter than we had initially expected. However, because of the consequential sales that we are getting from the new stores, the sales in the second half of ‘06 will actually exceed our initial expectations as well.

So we are going to have somewhat fewer weeks at least through the third quarter but because we’re doing so well with the stores we have, we are going to hit those initial expectations.

Elizabeth Montgomery  – Cowen & Co. - Analyst

Any particular reason why you’re not opening as many as you had initially thought in Q3?

Ed Anderson  – Citi Trends - Chairman and CEO

Just difficulty getting leases done and construction done. There’s nothing other than that. We feel like we are on track now and we will open some stores somewhat later than expected.

Elizabeth Montgomery  – Cowen & Co. - Analyst

Then just one last in terms of the comps. Do you care to maybe be a little more specific about how comps are trending month-to-date? And could you also address, is there a gross margin difference between the branded and the non-branded products?

Ed Anderson  – Citi Trends - Chairman and CEO

On the comp for the month, Beth, we are not going to tell you what the comp is for the first 17 days of August other than it’s a nice positive comp. That’s one of the reasons we’ve talked about momentum and being positive about it, entering the back-to-school selling season.

Now the gross margin rates on our branded versus non-branded product. That does move around a little bit. Today, our gross margin rate in the second quarter on branded versus non-branded, the branded was slightly less. I would say within a point. There have been times when the branded was the same as the non-branded.

Typically, though, over time the branded is very slightly less than the non-branded. But within a point. Not phenomenal amounts of difference.

Elizabeth Montgomery  – Cowen & Co. - Analyst

All right. Thanks.

Operator

Shaun Smolarz with Sidoti & Co.

Shaun Smolarz  – Sidoti & Co. - Analyst

My first question was, could you just repeat your comps by category for the second quarter?

Ed Anderson  – Citi Trends - Chairman and CEO

Comps by category for the quarter were accessories, 15. Home decor, 12. Men’s, 12; children’s, 7, and women’s 1.

Shaun Smolarz  – Sidoti & Co. - Analyst

Thank you. In terms of the corporate overhead you said that was $750,000 more than you thought it would be for the quarter. Then you said that was about $0.03 and then you said the overage for the store payroll expense was about $300,000.

Ed Anderson  – Citi Trends - Chairman and CEO

That’s correct.

Shaun Smolarz  – Sidoti & Co. - Analyst

So it is safe to say to that, that was basically another penny there? So in total about $0.04?

Ed Anderson  – Citi Trends - Chairman and CEO

I haven ‘t done that math. Tom?

Tom Stoltz  – Citi Trends - CFO

Yes.

Ed Anderson  – Citi Trends - Chairman and CEO

The answer is yes.

Shaun Smolarz  – Sidoti & Co. - Analyst

What specifically causes you to be confident in the full year comp guidance? I know that stayed unchanged currently?

Ed Anderson  – Citi Trends - Chairman and CEO

We – just like we looked at – we told you I think Tom mentioned to you that, as we are preparing for the earnings release we went back and scrubbed everything about the second half. Looked at sales, looked at gross margins, looked at expenses again. Studied in particular the third quarter and did a fair amount of analysis there.

And having done all that, we feel we’re confident today that these numbers are reasonable.

Shaun Smolarz  – Sidoti & Co. - Analyst

That sounds good. And last couple of questions was as you expand geographically into the Midwest have you noticed any regional differences in what your customers are demanding?

Ed Anderson  – Citi Trends - Chairman and CEO

Not really. This is one of the things that has been kind of interesting about our business. The Citi Trends stores that are merchandised in Indianapolis and Dayton and St. Louis and Dallas and Fort Worth and Miami are all merchandised essentially the same.

Now stores do take on their own personality. We open all the stores essentially with the same merchandise mix. And after a period of time store could become somewhat more branded; that store could become somewhat more men’s driven or women’s driven or kids’ driven and we do see that.

But those are fairly slight changes. Most of the Citi Trends stores in various parts of the country perform by a category basis, pretty similar. One of the differences of course is we have gone further north is cold weather and we do have in the past and will do even more of it this year attempt to match the selling seasons correctly with our more Northern stores as we had to push more cold weather merchandise in there.

Shaun Smolarz  – Sidoti & Co. - Analyst

Just in terms of how those are more like stores outside the Southeast have performed relative to the ones in the Southeast. Like are those tracking the same in terms of sales?

Ed Anderson  – Citi Trends - Chairman and CEO

– the same. In that group I mentioned to you the 21 stores we’ve opened so far this year and I mentioned the stores that we’ve opened and I mentioned Dayton and Indianapolis and St. Louis and Dallas and Miami stores. Yes.

Shaun Smolarz  – Sidoti & Co. - Analyst

Thank you very much.

Operator

[Ronald Rotor] with RBR Asset Management.

Ronald Rotor  – RBR Asset Management - Analyst

Couple of questions. As a shareholder I’m a little bit concerned about your comments about the slowdown in traffic increase and that both of the gains came from higher average transactions. Inasmuch as last year’s second quarter didn’t include any of the impact of the hurricanes and you had a noticeable impact in the third, fourth, and first quarters from increased traffic as a result of people coming from the hurricanes, the impact of all of the additional traffic there.

What do you think happened in the second quarter to all that additional traffic you had been getting in the prior quarter since the hurricane?

Ed Anderson  – Citi Trends - Chairman and CEO

We don’t know. That’s as simple as it can be. We again – I attempted to answer this question before. Can it be a customer slowdown? Could it be merchandised related? The lack of a fashion trend.

Ronald Rotor  – RBR Asset Management - Analyst

Did you see any of that? I don’t recall the issue being addressed in the first quarter. Did you see –?

Ed Anderson  – Citi Trends - Chairman and CEO

This is a second quarter phenomenon. This did not happen in the first quarter.

Ronald Rotor  – RBR Asset Management - Analyst

Then the other question is regarding to your earlier comments about August business being positive month-to-date. Was there much – is much of that – say, you had a very positive 20% comp last year in August and the hurricane didn’t hit until I believe the impact of the hurricane wasn’t until the last week on the month.

Ed Anderson  – Citi Trends - Chairman and CEO

That’s not correct. The August month for us ended last year on August the 27th. This year the August month for us on August 26th. Hurricane Katrina hit the Gulf Coast on August the 29th last year.

Ronald Rotor  – RBR Asset Management - Analyst

Okay, so in other words the August wasn’t impacted that – last year’s August numbers weren’t impacted at all by the hurricane?

Ed Anderson  – Citi Trends - Chairman and CEO

Not at all. No. The hurricane showed up two days after August ended.

Ronald Rotor  – RBR Asset Management - Analyst

Then the other question I would have is how much did you see – a big pickup in business this month because of the shift in the sales tax holiday in Georgia. Was that all that meaningful?

Ed Anderson  – Citi Trends - Chairman and CEO

Yes. It was meaningful. What you’re referring to is something that we may have – people have asked was about before is that the July results for us were impacted at the end of the month negatively by the fact that Georgia - where we have 49 stores - moved their tax-free holiday out of July into the August month for us. So that we had a negative end of July and then the first week of August we saw a pickup in those areas stores.

But the momentum we’re talking about is not just the first week of August; we’ve had nice sales the first week of August. We’ve had good sales the second week and then into the third week.

Ronald Rotor  – RBR Asset Management - Analyst

That’s great. That’s all I had. Thank you.

Operator

(OPERATOR INSTRUCTIONS). Dorothy Lakner with CIBC World Markets.

Dorothy Lakner  – CIBC World Markets - Analyst

Thanks. Just going back to inventory one more second. Has there been any change in the percent of pack away merchandise, relative to a year ago and just also trying to get comfortable with what you said about payroll going forward. That you don’t expect the same or that you felt that your estimates for store payroll were a little more aggressive in the third quarter than they needed to be.

Do you feel as if inventories that are coming in are not going to create the same kind of problem in the third quarter that you had in the second quarter?

Ed Anderson  – Citi Trends - Chairman and CEO

Two-parter there. One was the inventory balance and the pack and hold pack away element of it. And the second was if inventory receipts were affecting payroll in the second quarter are they going to be a problem in the third quarter.

Dorothy Lakner  – CIBC World Markets - Analyst

Right.

Ed Anderson  – Citi Trends - Chairman and CEO

Right. Okay. Our total inventory dollars in the inventory, 34% over last year number that we reported at the end of the second quarter. There are two types of inventory we have. One is pack away inventory and another we call it another type pack and hold inventory.

A pack away inventory would be inventory that is actually in a store that we would not mark down to zero at the end of the season and carry forward another season. That’s relatively small dollars in our Company. That’s not a consequential amount of money. That number hasn’t changed from this year to last year.

Pack and holds are those very large end of season closeout buys that merchants make at the end of season that will hold for four, five or six months into the next season. We are clearly up in dollars there but as a percentage of our total inventory that number still remains in that 10% or so neighborhood. It has not moved up dramatically.

Now about – handling merchandise and its impact in second quarter and do we think it is going to continue to the third quarter given the way we are running high inventories? We intend to actually work our inventories down a little bit into the third – during the third quarter. Then as we moved to the fourth quarter, we will probably pick them back up again so we think this merchandised receipt handling thing that was a second half – of the second quarter issue will not be as big an impact third quarter.

Dorothy Lakner  – CIBC World Markets - Analyst

Thank you.

Operator

Paul Taylor. Taylor Investment Services.

Paul Taylor  – Taylor Investment Services - Analyst

Just getting away from Q2 which after all is your smallest earning quarter – I don’t understand the focus too much on that. Looks like you are going to end the year with north of $70 million in cash. You obviously can self-fund your own growth including working capital changes. As a longer-term investor I am wondering what your priorities are for the nice cash position that you have.

Ed Anderson  – Citi Trends - Chairman and CEO

Thank you for deflecting the comments away from the second quarter results. On to the longer-term. We appreciate that.

The Company has no plans at this time for doing anything with the cash balance other than continuing to let it grow and to fund our business. There will be calls on that cash as we move out into 2007 and beyond, for other things to support the Company’s continued growth. Potential additional warehouse space, office space. Those kinds of things loom out there as potential calls on cash but they would not be the bulk of the cash. They would be some of the cash.

But we don’t have any plans other than to continue to run our business the way we are. And the idea - the suggestion of a dividend or a stock buyback is something that really isn’t on the table today.

Paul Taylor  – Taylor Investment Services - Analyst

Say three years from now, would you if it got to be an embarrassing amount.

Ed Anderson  – Citi Trends - Chairman and CEO

Yes we’re not going to be embarrassed. Yes. Once that cash number moved up past $100 million or something, we’ll probably have a different idea and while the Company is [not] hunting for acquisitions by any stretch if the right fit particularly from a real estate perspective were to ever show up is nice to have that to fall back on.

Operator

Mike Green, with [Thacker] Management.

Mike Green  – Thacker Management - Analyst

I’m just trying to understand the inventory receipt issue a little bit better. I’m relatively new to the story and I was hoping you could just walk me through that a little bit more, exactly what that is, and maybe how large of a component of a payroll that might represent?

Ed Anderson  – Citi Trends - Chairman and CEO

What I said was that the primary reason the store payroll was up was handing extra receipts particular in the second half of the quarter there and there could be other reasons as well.

But if you look at our stores and the way our stores are operated. To break the workload down - processing inventory, processing incoming merchandise, hanging it, displaying it, and then later on marking it down. Those are very significant parts of the store labor process.

Checking out the customers obviously as another key and then recovering the store. That is kind of the store labor. So handling merchandise receipts is a big part of the store labor.

Mike Green  – Thacker Management - Analyst

Was there a shift? I am just wondering maybe with the increase in branded if there’s also an increase in the SKU count which, maybe, drives some of this extra receipt issue?

Ed Anderson  – Citi Trends - Chairman and CEO

We –

Mike Green  – Thacker Management - Analyst

I’m just trying to understand what it generates from.

Tom Stoltz  – Citi Trends - CFO

It’s just workload. It’s nothing more than that. As far as a number of SKUs go we are a very SKU intensive company. We SKU all the way down to the size in some categories of merchandise. But selling more branded wouldn’t necessarily drive the SKU count up. We have lots of SKUs in non-branded as well.

Mike Green  – Thacker Management - Analyst

I’m having difficulty understanding what is not predictable than about the inventory processing component.

Ed Anderson  – Citi Trends - Chairman and CEO

Remember the order of magnitude here. It’s $300,000 in an entire quarter.

Mike Green  - Thacker Management - Analyst

It is this time but then you’re also basically telling us that in the third quarter, you want to allow for the possibility?

Ed Anderson  - Citi Trends - Chairman and CEO

That’s all I said. I tried to separate those two issues. I tried to tell you that we were explaining what happened in the second quarter and while we’ve looked at the trends in the second quarter this year versus last year in the first half point that drove us to be more critical of our previous estimates for the payroll in the third quarter.

Mike Green  - Thacker Management - Analyst

Okay. But those are just general payroll concerns.

Ed Anderson  - Citi Trends - Chairman and CEO

We talked about it at all the same time but don’t draw one line from here to there. We are not suggesting to you that we’ve got a problem with the way we handle merchandise in our stores. We’re telling you that this was a little bit extraordinary in the second quarter and we don’t see that issue necessarily being a problem for us prospectively.

Mike Green  - Thacker Management - Analyst

Given the Company comp guidance then as the same, why would the payroll — is that just general consciousness from management conservatism?

Ed Anderson  - Citi Trends - Chairman and CEO

Yes.

Mike Green  - Thacker Management - Analyst

Okay. Really broad question but how would you characterize the guidance for — now that you’ve actually had to, to reset guidance do you feel that you’ve come up with a number that you think is quite conservative here?

Ed Anderson  - Citi Trends - Chairman and CEO

I’m not going to qualify the guidance. We are putting out guidance that we expect to make. Fully expect to make.

Mike Green  - Thacker Management - Analyst

Okay. Good. That’s helpful. Thank you.

Operator

Patrick McKeever with Avondale Partners.

Patrick McKeever  - Avondale Partners - Analyst

I just have a follow up or one more question. Could you give the store count — the store opening plan by quarter for the third and fourth quarters?

Ed Anderson  - Citi Trends - Chairman and CEO

Let’s see. It would be a guess. Let’s see, we had 18 at the end of the second quarter. We’ve opened three at the beginning of the third. We are opening five more in September. That’s eight, right. That would be a total of 26 which would leave anywhere from 14 to 17 left. Those — we will pick up some additional stores four, five, or six or so additional ones in the third quarter and then that remaining 10 to 14 will be in the fourth quarter.

Patrick McKeever  - Avondale Partners - Analyst

So four to six in the third quarter and ten to 14 in the fourth?

Ed Anderson  - Citi Trends - Chairman and CEO

Hang on a second. We actually have not done this math - at least I haven’t.

Tom Stoltz  - Citi Trends - CFO

The hard thing to call is that we will open a number of stores towards the end of October; that the current plan if that were to slide a week or two that would put some stores into the fourth quarter.

That’s a little hard to exactly pinpoint third versus fourth. Most of them will be in the third quarter.

Ed Anderson  - Citi Trends - Chairman and CEO

We know we’re going to open eight in the third quarter and there’s a possibility we will open five or six more at the very end of the third quarter. So that could be - of the remaining 22 to 25 — I don’t know, 12 to 14 in the third quarter and the other 12 or so in the fourth quarter. It’s going to be fairly evenly balanced.

It’s a fairly similar pattern towards the end of the year last year.

Patrick McKeever  - Avondale Partners - Analyst

All right that’s it thank you.

Operator

Shaun Smolarz with Sidoti & Co..

Shaun Smolarz  - Sidoti & Co. - Analyst

Question on the revised guidance. The revised guidance that was — that decreased guidance by about $0.06. Does that have anything to do with the fourth quarter or is the fourth quarter outlook unchanged?

Tom Stoltz  - Citi Trends - CFO

The fourth quarter outlook is unchanged $0.02 because of the second quarter and $0.04 in the third quarter.

Shaun Smolarz  - Sidoti & Co. - Analyst

So you said $0.02 — you said $0.02 in the second quarter?

Ed Anderson  - Citi Trends - Chairman and CEO

Yes. Our expectations for the second quarter were $0.02 higher than $0.09. We were expecting - irrespective of what the street was expecting in our guidance - we had 11 internally.

Shaun Smolarz  - Sidoti & Co. - Analyst

So, you were expecting $0.11.

Ed Anderson  - Citi Trends - Chairman and CEO

We were expecting 11. We got nine. So we — so of the $0.06 change in guidance two comes from what we missed of our own estimate in the second quarter and the other $0.04 is coming out of the third quarter.

Shaun Smolarz  - Sidoti & Co. - Analyst

And how does that reconcile with what is basically the $0.04 between the corporate overhead and the store payroll overage in the second quarter?

Ed Anderson  - Citi Trends - Chairman and CEO

Well if those things had not occurred, I guess we wouldn’t be making this big a guidance change.

Tom Stoltz  - Citi Trends - CFO

Right. We would have beat our expectations for the second quarter had those things not occurred.

Shaun Smolarz  - Sidoti & Co. - Analyst

Okay. So it seems like if those things [hadn’t] occurred you would’ve gotten to $0.13 for the second quarter?

Ed Anderson  - Citi Trends - Chairman and CEO

Yes. That’s correct. That’s right.

Operator

(OPERATOR INSTRUCTIONS) There are no further questions at this time. I would like to turn the conference back over to Mr. Anderson for any additional or closing remarks.

Ed Anderson  - Citi Trends - Chairman and CEO

We just want to thank you all for joining the phone call and thank you for all the good questions and look forward to the next one. Thanks.

Operator

Thank you, everyone. That does conclude today’s conference. You may now disconnect.